UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASHWORTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1052000
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2791 Locker Avenue West, Carlsbad, California 92008 (760) 438-6610

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

AMENDED AND RESTATED

ASHWORTH, INC.

2000 EQUITY INCENTIVE PLAN

(Full title of the plans)

William S. Reimus, Esq.

Secretary

Ashworth, Inc.

5545 Fermi Court

Carlsbad, CA 92008

(760) 918-6000

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

COPY TO:

Ethan D. Feffer, Esq.

Sheppard, Mullin, Richter & Hampton LLP

650 Town Center Drive, 4th Floor

Costa Mesa, CA 92626

(714) 513-5100

RECENT EVENTS: DEREGISTRATION OF SHARES

This Post-Effective Amendment No. 1, filed by Ashworth, Inc. (“Ashworth”), relates to Ashworth’s Registration Statement on Form S-8 (No. 333-147649) filed with the Securities and Exchange Commission on December 12, 2000 (the “Registration Statement”), pursuant to which Ashworth registered the issuance of 1 share of its common stock, $0.001 par value per share, issuable under the Amended and Restated Ashworth, Inc. 2000 Equity Incentive Plan, as well as 1,899,999 shares that were carried forward from Ashworth’s Registration Statement on Form S-8 for the Ashworth Amended and Restated Nonqualified Stock Option Plan (File No. 333-92580), and deemed covered by the Registration Statement.

On November 19, 2008, after completion of a tender offer (the “Offer”) by PHX Acquisition Corp. (“Merger Sub”), a wholly owned subsidiary of Taylor Made Golf Company, Inc. (“Parent”) for all of the shares of common stock, Merger Sub merged with and into Ashworth (the “Merger”). Pursuant to the Merger, each issued and outstanding share of common stock not tendered in the Offer (other than the shares of common stock owned by Merger Sub and Parent, or with respect to which the holder thereof has properly asserted appraisal rights under the Delaware General Corporation Law) was converted into the right to receive $1.90 per share in cash. The Merger became effective upon filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware on November 19, 2008.

As a result of the Merger and Ashworth’s delisting of its common stock from the Nasdaq Global Market, the termination of the registration of the common stock pursuant to Rule 12g-4(a)(1) of the Exchange Act of 1934 (the “Act”), and the suspension of Ashworth’s duty to file reports pursuant to Rule 12h-3(b)(1)(i) of the Act, the offering pursuant to the Registration Statement has been terminated. In accordance with the undertaking in Item 9 made by Ashworth in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, Ashworth requests removal from registration of the shares registered under the Registration Statement.

Accordingly, Ashworth files this Post-Effective Amendment No. 1 to the Registration Statement to deregister the number of shares of common stock covered by the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons on November 24, 2008 in the capacities indicated.

ASHWORTH, INC.

By:	/s/ Mark King
Mark King
President and Chief Executive Officer

Signature	Title	Date

/s/ Mark King Mark King	President and Chief Executive Officer (Principal Executive Officer)	November 24, 2008

/s/ Klaus Flock Klaus Flock	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 24, 2008

/s/ Frank Dassler Frank Dassler	Director	November 24, 2008

/s/ Harm Ohlmeyer Harm Ohlmeyer	Director	November 24, 2008